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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Sterling Capital Corporation, Inc. and
The Board of Directors of Gabelli Equity Trust, Inc.

We consent to the use of our report dated February 16, 2005 on the financial statements of Sterling Capital Corporation incorporated herein by reference and to the reference to our firm under the heading "Financial Highlights" in the Proxy Statement/Prospectus.

/s/ Tardino Tocci & Goldstein LLP

New York, New York

August 11, 2005